                             AGREEMENT
                FOR ISSUANCE AND SALE OF COMMON STOCK

          This Agreement, is entered into on March 30, 2005, by and between Petrol Industries, Inc., a Nevada corporation (the "Company"), and SHWJ Oil & Gas Co. Inc., a Texas corporation (the "Purchaser"):

                            RECITALS
                            --------

     A. The Company desires to secure additional capital in order to enable it to retire certain indebtedness in arrears that is owed to Mr. Peter Pilotti in the current principal amount of Two Hundred Nineteen Thousand and Four Hundred and One ($219,401.00) Dollars (the "Pilotti Indebtedness") and develop and expand its operations and business.

     B. The Purchaser is prepared to furnish and supply this capital by subscribing for and purchasing shares of common stock 0.10 par value, of the Company.

     C. The Company has one million two hundred forty thousand six hundred twelve (1,240,612) authorized and unissued shares of its common stock that it is willing to issue and sell to obtain funds.

     D. In consideration of the current financial condition of the Company, the Company is willing to sell and believes it to be in the best interest of the shareholders and the long-term viability of the Company and the Purchaser is willing to purchase the shares for .40/share for a total purchase price of Four Hundred Ninety Six Thousand, Two Hundred Forty Four ($496,244) Dollars delivered to the Company in exchange for such shares under the terms and conditions herein stated.

     E. Concurrently with the consummation of the transactions contemplated hereunder, the Purchaser will purchase five hundred seventy five thousand (575,000) shares (the "Rodano Shares") of Petrol Industries, Inc. common stock owned directly or indirectly by Joseph M. Rodano ("Rodano") at the price of $.40/share pursuant to a Stock Purchase Agreement between the Purchaser and Joseph M. Rodano.

     F. Concurrently with the consummation of the transactions contemplated hereunder, an affiliate of the Purchaser, OMDA Oil & Gas Management, a _______ corporation ("OMDA") will purchase the outstanding note receivable held by Joseph M. Rodano in the principal amount of One Million one hundred ten thousand, one hundred thirty ($1,110,130.00) dollars, plus all accrued interest (the "Rodano Indebtedness"), at a cash purchase price equal to an amount that is 20% of the principal plus all accrued interest and a 1% overriding royalty interest on all wells owned by Wooldridge Production and Four Star Production, all pursuant to a Note Purchase Agreement between OMDA and Joseph M. Rodano, such note being an obligation of the Company.

                           SECTION 1
                           ---------
               ISSUANCE AND SALE OF COMMON STOCK
               ---------------------------------

     1.1 SALE AND PURCHASE OF FIRST STOCK. At the First Closing (as defined in Section 2), the Company shall issue and shall sell and deliver to the Purchaser, and the Purchaser will buy and receive from the Seller, upon the terms and conditions hereinafter set forth, six hundred seventy eight thousand, six hundred twelve (678,612) shares of the Company's authorized but unissued common stock 0.10 Par value. The Purchaser shall purchase such shares from and pay to the Company the purchase price provided for in Section
1.3 hereof.

     1.2 SALE AND PURCHASE OF SECOND STOCK. At the Second Closing (as defined in Section 2), the Company shall issue and shall sell and deliver to the Purchaser, and the Purchaser will buy and receive from the Seller, upon the terms and conditions hereinafter set forth, five hundred sixty two thousand (562,000) shares of the Company's authorized but unissued common stock 0.10 Par value. The Purchaser shall purchase such shares from and pay to the Company the purchase price provided for in Section 1.3 hereof.

     1.3 PURCHASE PRICE OF STOCK. The purchase price for the six hundred seventy eight thousand, six hundred twelve (678,612) shares of the Company's authorized but unissued common stock 0.10 Par value (the "First Stock") shall be Two Hundred Seventy One Thousand, Four Hundred and Forty Four ($271,444.00) Dollars ("First Purchase Price"). Upon execution of this Agreement, Purchaser shall make a non-refundable deposit (the "Deposit") to the Company in the amount of Fifty Thousand dollars ($50,000.00). The Deposit shall be credited to the First Purchase Price at the First Closing. The balance of the First Purchase Price shall be payable at the First Closing in immediately available funds.

     The purchase price for the five hundred sixty two thousand (562,000) shares of the Company's authorized but unissued common stock 0.10 Par value (the "Second Stock") shall be Two Hundred Twenty Five Thousand, Eight Hundred ($225,800.00) Dollars ("Second Purchase Price") which shall be payable the Second Closing in immediately available funds.

                            SECTION 2
                            ---------
                             CLOSING
                             -------

     2.1 FIRST CLOSING DATE. The closing of the issuance and sale of the First Stock (the "First Closing") shall occur at 10 a.m., local time on April 28, 2005, or at any other later time and date the Company and the Purchaser agree upon.

     2.2 DELIVERY AT FIRST CLOSING. At the First Closing, the Company will deliver to the Purchaser the certificates evidencing the First Stock. Purchaser shall deliver to the Company in immediately available funds an amount equal to the First Purchase Price for the payment of the First Stock.

     2.3 SECOND CLOSING DATE. The closing of the issuance and sale of the Second Stock (the "Second Closing") shall occur at 10 a.m., local time on the third business day after the Company has obtained the shareholder approvals as required in this Agreement and in no event later than May 25, 2005, or at any other later time and date the Company and the Purchaser agree upon.

     2.4 DELIVERY AT SECOND CLOSING. At the Second Closing, the Company will deliver to the Purchaser the certificates evidencing the Second Stock. Purchaser shall deliver to the Company in immediately available funds an amount equal to the Second Purchase Price for the payment of the Second Stock.

     2.5 DELIVERY OF COMPANY AT BOTH CLOSINGS. At the First and Second Closing, the Company will deliver the following to the Purchaser:

          (a) The certificate of the Company required by Sections 5.1 and 5.3 of this Agreement; and
          (b) Certified copies of the resolutions adopted by the Board and shareholders of the Company authorizing the transactions contemplated by this Agreement.

     2.6 DELIVERY OF PURCHASER AT BOTH CLOSINGS. At the First and Second Closing, the Purchaser will deliver the following to the Company:

          (a) The certificate of Purchaser required by Sections 5.2 and 5.4 of this Agreement; and
          (b) Certified copies of the resolutions adopted by the Board and shareholders of the Purchaser authorizing the transactions contemplated by this Agreement.

                           SECTION 3
                           ---------
          REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER
          -------------------------------------------------------

          The Company represents, warrants and covenants to the Purchaser as follows:

     3.1 AUTHORIZATION. The Company has all requisite legal power to sell the First Stock and the Second Stock and to carry out and perform all of its obligations under this Agreement. This Agreement, when executed and delivered, shall constitute the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights generally; and (ii) as limited by equitable principles generally.

     3.2 STOCK. At both the First Closing and the Second Closing, the aggregate number of shares of common stock of the Company that the Company shall be authorized to issue shall include the one million two hundred forty thousand six hundred twelve (1,240,612) shares issuable under and pursuant to this Agreement. At the First Closing all the First Stock shall be authorized and unissued. At the Second Closing all the Second Stock shall be authorized and unissued. When issued and delivered as provided for in this Agreement, all the First Stock and Second Stock shall have been validly issued, fully paid and non-assessable.

     3.3 ORGANIZAGTION AND GOOD STANDING. The Company is duly organized and validly existing under the laws of the State of Nevada and has all necessary power and authority to operate, own and lease its properties and assets, to carry on the business as now conducted.

                           SECTION 4
                           ---------
           REPRESENTATIONS, WARRANTIES, AND COVENANTS
                       OF THE PURCHASER
           ------------------------------------------

          The Purchaser represents, warrants and covenants to the Seller as of the Closing as follows:

     4.1 AUTHORIZATION. The Purchaser has all requisite legal power and has taken all requisite action to execute and deliver this Agreement, to purchase the First Stock and the Second Stock (collectively sometimes referred to as the "Shares") and to carry out and perform all of its obligations under this Agreement. This Agreement, when executed and delivered shall constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally; and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement does not, and the performance of this Agreement and the compliance with the provisions hereof and the purchase and receipt of the Shares by the Purchaser will not conflict with, or result in a breach or violation of the terms, conditions, or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, any statute, law, rule or regulation or any state or federal order, judgment or decree of any material indenture, mortgage, lease or other existing agreement or instrument to which the Purchaser, or any of its properties, is subject.

     4.2 ORGANIZATION AND GOOD STANDING. The Purchaser is duly organized and validly existing under the laws of the State of Texas and has all necessary power and authority to operate, own and lease its properties and assets, to carry on the business as now conducted.

     4.3 NO CONFLICT. The execution, delivery and performance of this Agreement by the Purchaser and the execution, delivery and performance of any related agreement or contemplated transactions by Purchaser will not
(a) violate the provisions of, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event, or otherwise), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, its charter documents or any contract to which it is a party, except those that would not have a material adverse effect on the business, operations or financial condition of the Purchaser, or (b) violate any laws, rules, regulations or orders to which Purchaser is subject.

     4.4 APPROVALS. The execution and delivery of this Agreement by Purchaser or any other agreements, instruments or documents entered into by Purchaser pursuant to this Agreement or in connection with the valid and lawful sale and delivery of the Shares, and the performance by Purchaser of this Agreement and any related agreement or contemplated transactions by Purchaser, will not require filing or registration with, the issuance of any permit by, or the approval or consent of any other third party or governmental entity under the terms of any applicable law, rules, regulation, order or contract.

     4.5 NO BROKERS OR FINDERS. No agent, broker, finder or investment or commercial banker, or other person or firms engaged by or acting on behalf of Purchaser in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or such transactions. The Purchaser agrees to pay any such brokerage commissions, finder's fees or similar compensation and to indemnify and hold the Company harmless against any damages incurred as a result of any such claim and if not so paid and any claim or loss is asserted against Company, it may be offset by Company pursuant to any payment that may be due and owing to Purchaser from Company.

     4.6  INVESTMENT REPRESENTATIONS:

     (a) This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Seller, which by its acceptance hereof the Purchaser hereby confirms, that the Shares to be received by Purchaser will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation to such person, or to any third person, with respect to any of the Shares.

     (b) The Purchaser understands that the Shares are not registered under the Securities Act of 1933 (the "Securities Act") on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act and that the Seller's and the Company's reliance on such exemption is predicated on Purchaser's representations set forth herein.

     (c) The Purchaser represents that it is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment. Purchaser further represents that it has had access during the course of the transaction and prior to its purchase of the Shares to all books and records of the Company and that it has had, during the course of the transaction and prior to its purchase of the Shares, the opportunity to conduct adequate investigation, to review documents and financial statements, and business plans, and to ask questions of, and receive answers from, the officers and the Company concerning the financial condition, business and affairs of the Company.

     (d) The Purchaser is fully aware of (i) the highly speculative nature of an investment in the Shares; (ii) the financial hazards involved;
          (iii) the lack of liquidity of the Shares and the restrictions on transferability of some or all of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (iv) the qualifications and backgrounds of the members of the Company's management; and (v) the tax conse-quences of investment in the Shares.

     (e) At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sales and purchase of Shares.

     (f) The Purchaser understands that the Shares may not be sold, trans-ferred or otherwise disposed of except in compliance with the Articles of Incorporation and bylaws of the Company and with prior registration under the Securities Act or an exemption therefrom. In the absence of an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares may have to be held indefinitely.


                                 SECTION 5
                                 ---------
                            CONDITIONS TO CLOSE
                            -------------------

     5.1 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE THE FIRST CLOSING. The obligations of Purchaser to affect the First Closing shall be subject to the following conditions except to the extent waived in writing by Purchaser:

     (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF COMPANY. The representations and warranties of Company herein contained shall be true in all material respects at the First Closing Date with the same effect as though made at such time, except for representations or warranties made as of a specific date, which shall be true and correct in all material respects as of the specified date; Company shall, in all material respects, have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the First Closing Date, and Company shall have delivered to Purchaser all documents and certificates required to be delivered hereunder. Company shall have delivered to Purchaser a certificate of Company in form and substance reasonably satisfactory to Purchaser, dated the First Closing Date and signed by its President and such other of Company's Directors or officers as may be reasonably required by Purchaser.

     (b) NO ORDERS: LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any govern-mental entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any law of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the First Closing Date, unless counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

     (c)  APPROVALS.   Company shall have obtained and provided to Purchaser
          all approvals, consents and releases required by Purchaser, and any and all consents by the Board and/or Shareholders of Company, consenting to the transactions contemplated by this Agreement, each in form and substance satisfactory to Purchaser in its sole discretion. All other permits and approvals required by applicable law to be obtained from any governmental entity shall have been received or obtained on or prior to the First Closing Date.

     (d) PROXY STATEMENT. Purchaser shall have been given the opportunity to participate in the preparation of and approve the proxy statement used in the solicitation of shareholders for the purpose of approving or ratifying the transactions contemplated hereunder.

     5.2 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE THE FIRST CLOSING. The obligations of Company to effect the First Closing shall be subject to the following conditions, except to the extent waived in writing by Company:

     (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PURCHASER. The representations and warranties of Purchaser herein contained shall be true in all material respects at the First Closing Date with the same effect as though made at such time, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date.
          Purchaser shall, in all material respects, have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the First Closing Date and Purchaser shall have delivered to Company all documents and certificates required to be delivered hereunder. Purchaser shall have delivered to Company a certificate of Purchaser in form and substance reasonably satisfactory to Company, dated the First Closing Date and signed by one of its President and such other of Purchaser's Directors or officers as may be reasonably required by Company.

     (b) NO ORDERS: LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any govern-mental entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any law of any jurisdiction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the First Closing Date, unless counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

     (c) DELIVERY OF CASH FIRST CLOSING PAYMENT. Purchaser shall have delivered to Company in the manner specified in Section 2.2 of the Agreement an amount equal to the First Purchase Price, less the Deposit.

     (d) APPROVALS. Purchaser shall have obtained and provided to Company all approvals, consents and releases required by Company, any and all consents by the shareholders of Purchaser, transactions contem-plated by this Agreement, each in form and substance satisfactory to Company in its sole discretion. All other permits and approvals required by applicable law to be obtained from any governmental entity shall have been received or obtained on or prior to the First Closing Date.

     (e) ADDITIONAL STOCK PURCHASE. Purchaser shall have purchased the Rodano Shares pursuant to the terms and conditions of the Stock Purchase Agreement between the Purchaser and Rodano.

     (f) PROVISION FOR PAYMENT OF THE PILOTTI INDEBTEDNESS. Satisfactory provision shall have been made for payment of the Pilotti Indebtedness concurrently with the First Closing.

     (g) SHAREHOLDER APPROVAL. Company shall have initiated steps necessary to call a special shareholders meeting in order to obtain share-holder approval for the following:

          1. The change in the management of the Board of Directors of the Company, such shareholder approval being subject to the consummation of the Second Closing.
          2. Providing for the addition of a stock conversion feature to the Rodano Debt.

     5.3 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE THE SECOND CLOSING. The obligations of Purchaser to effect the Second Closing shall be subject to the following conditions except to the extent waived in writing by Purchaser:

     (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF COMPANY. The representations and warranties of Company herein contained shall be true in all material respects at the Second Closing Date with the same effect as though made at such time, except for representations or warranties made as of a specific date, which shall be true and correct in all material respects as of the specified date; Company shall, in all material respects, have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Second Closing Date, and Company shall have delivered to Purchaser all documents and certificates required to be delivered hereunder. Company shall have delivered to Purchaser a certificate of Company in form and substance reasonably satisfactory to Purchaser, dated the Second Closing Date and signed by its President and such other of Company's Directors or officers as may be reasonably required by Purchaser.

     (b) NO RDERS: LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any govern-mental entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any law of any juris-diction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the Second Closing Date, unless counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

     (c)  APPROVALS.   Company shall have obtained and provided to Purchaser
          all approvals, consents and releases required by Purchaser, and any and all consents by the Board and/or Shareholders of Company, consenting to the transactions contemplated by this Agreement, each in form and substance satisfactory to Purchaser in its sole discretion. All other permits and approvals required by applicable law to be obtained from any governmental entity shall have been received or obtained on or prior to the Second Closing Date.

     (d) RESIGNATION OF DIRECTORS. Each of the members of the Board of Directors of the Company and the Officers of the Company shall have tendered their resignations effective as of the Second Closing.

     5.4 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE THE SECOND CLOSING. The obligations of Company to effect the Second Closing shall be subject to the following conditions, except to the extent waived in writing by Company:

     (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF PURCHASER. The representations and warranties of Purchaser herein contained shall be true in all material respects at the Second Closing Date with the same effect as though made at such time, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date.
          Purchaser shall, in all material respects, have performed all obli-gations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Second Closing Date and Purchaser shall have delivered to Company all documents and certificates required to be delivered hereunder. Purchaser shall have delivered to Company a certificate of Purchaser in form and substance reasonably satisfactory to Company, dated the Second Closing Date and signed by one of its President and such other of Purchaser's Directors or officers as may be reasonably required by Company.

     (b) NO ORDERS: LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any govern-mental entity that prohibits or restricts or would (if successful) prohibit or restrict the transactions contemplated by this Agreement. No governmental entity shall have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of any law of any juris-diction and/or that it intends to commence proceedings to restrain or prohibit such transactions or force divestiture or rescission, unless such governmental entity shall have withdrawn such notice and abandoned any such proceedings prior to the time that otherwise would have been the Second Closing Date, unless counsel known to have expertise as to such matters on behalf of the party against whom such action or proceeding was or would be instituted renders to the parties a favorable opinion that such action or proceeding is or would be without merit.

     (c) DELIVERY OF CASH SECOND CLOSING PAYMENT. Purchaser shall have delivered to Company in the manner specified in Section 2.4 of the Agreement an amount equal to the Second Purchase Price.

     (d) APPROVALS. Purchaser shall have obtained and provided to Company all approvals, consents and releases required by Company, any and all consents by the shareholders of Purchaser, transactions contem-plated by this Agreement, each in form and substance satisfactory to Company in its sole discretion. All other permits and approvals required by applicable law to be obtained from any governmental entity shall have been received or obtained on or prior to the Second Closing Date.

     (e) PAYMENT TO ALLEN AND MILAN. Satisfactory provision shall have been made for payment to Allen and Milan of the Bonus Amounts con-currently with the Second Closing.

     (f) PROVISION FOR PURCHASE OF THE RODANO INDEBTEDNESS. Satisfactory provision shall have been made for purchase of the Rodano Indebtedness by OMDA concurrently with the Second Closing.

     (g) PAYMENT TO RODANO. Satisfactory provision shall have been made for payment to Rodano of a 1% overriding royalty interest in all the wells owned by the Company in recognition of his service to the Company.

     (h) SHAREHOLDER APPROVAL. Company shall have obtained shareholder approval for the following:

          1. The change in the management of the Board of Directors of the Company, such shareholder approval being subject to the consummation of the Second Closing.
          2. Providing for the addition of a stock conversion feature to the Rodano Debt.

                                 SECTION 6
                                 ---------
                              USE OF PROCEEDS
                              ---------------


     The Company agrees that it shall use the proceeds obtained pursuant to the sale of the Shares for the following purposes:

     (a) $219,401.22, or the then current amount outstanding shall be used to pay the outstanding debt owed by the Company to Peter Pilotti as evidenced by the promissory note held by Mr. Pilotti and as set forth on the books of the Company
     (b) $75,000.00 shall be used to pay Ronnie Allen in consideration of the services he has rendered to the Company (the "Allen Payment"); and
     (c) $60,000.00 shall be used to pay Arlys C. Milan in consideration of the services she has rendered to the Company (the "Milan Payment" the Milan Payment and the Allen Payment are collectively referred to as the "Bonus Amounts").
     (d) $141,843.58 - or the remaining balance shall be used for working capital of the Company.


                                   SECTION 7
                                   ---------

                          TERMINATION OF OBLIGATIONS;
                             SURVIVAL OF COVENANT
                          ---------------------------

     7.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwith-standing, if all of the conditions to the First Closing have not been satisfied (other than through the failure of any party seeking to terminate this Agreement to fully comply with its obligations under this Agreement), waived or otherwise extended, this Agreement and the transactions contemplated by this Agreement may be terminated by either Purchaser or Company at the close of business on the date (the "Termination Date") which is the later of (i) April 10, 2005, or (ii) such later date as shall be mutually agreed to in writing by Purchaser and Company. This Agreement may otherwise be terminated at any time before the First Closing as follows and in no other manner:

     (a) MUTUAL CONSENT. By mutual consent in writing of Purchaser and Company.
     (b) CONDITIONS TO PURCHASER'S PERFORMANCE NOT MET. By Purchaser by written notice to Company if any event occurs (other than through the failure of Purchaser to fully comply with its obligations under this Agreement), that would render impossible the satisfaction, on or before the day then reasonably estimated by Purchaser and Company to be the Termination Date, of one or more conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement.
     (c) CONDITIONS TO COMPANY'S PERFORMANCE NOT MET. By Company by written notice to Purchaser if any event occurs (other than through the failure of Company to fully comply with its obligations under this Agreement), that would render impossible the satisfaction, on or before the day then reasonably estimated by Purchaser and Company to be the Termination Date, of one or more conditions to the obligation of Company to consummate the transactions contemplated by this Agreement.
     (d) MATERIAL BREACH. By Purchaser or Company if there has been a material misrepresentation or material breach on the part of the other party in its representations, warranties and covenants set forth herein, which, if curable, has not been cured within ten (10) business days after receipt of written notice from Purchaser or Company of its intention to terminate if such misrepresentation or breach continues.

     7.2 EFFECT OF TERMINATION. If this Agreement shall be terminated pursuant to this Section 7, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the other; provided however, that the obligations of the parties contained in Section
10.17 shall survive any such termination. Except as provided in this Section 7.2, a termination under Section 7.1 shall not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

     7.3 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties contained in or made pursuant to this Agreement shall survive for a period of two (2) years from the First Closing Date or the applicable statute of limitations period, whichever is longer, unless otherwise specified.

                               SECTION 8
                               ---------
                            INDEMNIFICATION
                            ---------------

     8.1 COMPANY INDEMNITY: The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, and its directors, officers, employees, and agents, (whether past, present or future) (each a "Company Indemnified Party") from any and all claims, liabilities, losses, damages and expenses (settlement payments, litigation costs, reasonable attorney's fees and disbursements, regardless of whether incurred in connection with a third party claim) asserted against or incurred by a Company Indemnified Party, which are caused by or are related to or arise out of the Company's breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement..

     8.2 PURCHASER INDEMNITY: The Purchaser hereby agrees to indemnify, defend and hold harmless the Company, and its directors, officers, employees, and agents, (whether past, present or future) (each a "Purchaser Indemnified Party") from and against any and all claims, liabilities, losses, damages and expenses (including without limitation, settlement payments, litigation costs, reasonable attorney's fees and disbursements, regardless of whether incurred in connection with a third party claim) asserted against or incurred by any Purchaser Indemnified Party, which are caused by or are related to or arise out of the Purchaser's breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement.

                               SECTION 9
                               ---------
                 RESTRICTIONS ON TRANSFERABILITY OF
               SHARES; COMPLIANCE WITH SECURITIES ACT
               --------------------------------------

     9.1 RESTRICTIVE LEGEND: Any certificate(s) representing the Shares shall bear substantially the following legend (in addition to any legends required under applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED
OR REGISTERED UNDER THE SECURITIES LAWS OF ANY STATE. ANY TRANSFER OF THE INTEREST SHALL BE SUBJECT TO THE ARTICLES OF INCORPORATION AND BYLAWS OF THE COMPANY, AS AMENDED. THE INTEREST MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE INTERESTS UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                              SECTION 10
                              ----------
                             MISCELLANEOUS
                             -------------

     10.1 WAIVERS AND AMENDMENTS: The terms of this Agreement may be waived or amended with the written consent of the Company and the Purchaser.

     10.2 NO BROKER'S FEE: The parties represent and warrant to each other that neither has retained the services of a broker and no brokerage or similar fee will be due in connection with this transaction. Each party agrees to indemnify the other for any damages or loss as a result of a breach of the foregoing representation and warranty.

     10.3 SURVIVAL: The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by the Company or the Purchaser and both the First Closing and the Second Closing. The provisions of Section 8 are not intended to limit and shall not limit any other remedies which either party hereto may have for the breach by the other of any such representation, warranty, covenant, or agreement.

     10.4 SUCCESSORS AND ASSIGNS: This Agreement may not be assigned by the Purchaser without the written consent of the Company.

     10.5 ENTIRE AGREEMENT: This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject thereof. Each of the Purchaser and the Company is a sophisticated person or entity that was advised by knowledgeable counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the Purchaser and the Company hereby acknowledge that there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representation other than those expressly set forth in this Agreement.

     10.6 NOTICES: All notices and other communications required or permitted under this Agreement shall be in writing and may be sent by personal delivery, by telecopy, overnight delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid.
All such notices and communications must be addressed to the Company or the Purchaser, as the case may be, at their respective addresses and telecopy numbers set forth on the signature page at the end of this Agreement, or at such other address or telecopy number as the Company or the Purchaser shall designate in writing to the other party. Notice shall be deemed to be effective upon the earlier of actual receipt thereof and (i) in the case of notice or communication that arrives at the applicable address or was successfully sent to the applicable telecopy number, at the time (local time) of the date received; (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the first business day following the day such notice or communication was sent; and (iii) in the case of notices and communications sent by U.S. mail, at noon (local time) five days after such notice or communication shall have been deposited in the U.S. mail.

     10.7 SEVERABILITY OF THIS AGREEMENT: If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     10.8 TITLES AND SUBTITLES: The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     10.9 COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     10.10 FURTHER ASSURANCE: Each party to this Agreement shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other party hereto may reasonably request, as requested by the Manager or otherwise, in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transaction contemplated hereby.

     10.11 EXPENSES: Each of the Company and the Purchaser shall bear its own expenses insured on its behalf with respect to this Agreement and the transactions contemplated hereby, including fees of legal counsel.

     10.12 EXCLUSIVE RIGHT; NON-CIRCUMVENT: The parties agree to deal with each other exclusively in connection with the transactions contemplated in this Agreement. Neither party will attempt to circumvent the rights or privileges of the other in connection with this Agreement.

     10.13 DISCLOSURE: Any public announcement or similar publicity with respect to this Agreement or the contemplated transactions will be issued, at such time and in such manner as Company determines. Unless consented to by Company in advance or required by any legal requirements, prior to the First Closing or the Second Closing, Purchaser shall, and shall cause its affiliates to keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Company and Purchaser will consult with each other concerning the means by which the transactions contemplated by this Agreement shall be publicly disclosed, but disclosure of transactions shall ultimately be in the sole discretion of the Company.

     10.14 CONFIDENTIALITY: All information disclosed by any party (or its representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall be kept in confidence by such other party and its representatives and shall not be disclosed to or used by any person. If this Agreement is terminated, each party shall use all reasonable efforts to return upon written request from the other party all documents received by it or its representatives from such other party and not retain any copies. The obligations set forth in the immediately preceding sentence shall not apply to (i) information that is already publicly known and in the public domain prior to its disclosure to Buyer,
(ii) information which is received by Buyer from a third party not a party to this letter of intent and not under any obligation of confidentiality with respect to such information; (iii) information which is or becomes known to the public other than through a breach of the obligations set forth in this paragraph 10.14; or (iv) information which is required to be disclosed by Buyer pursuant to legal order or process.

                            [SIGNATURE PAGES FOLLOW]

WITNESSES:                                 PETROL INDUSTRIES, INC.:



   S/Maria C. Montes                             S/Joseph M. Rodano
------------------------------             -----------------------------------
Printed Name:  Maria C. Montes             Joseph M. Rodano, President


   S/Veronica Scudieri
------------------------------
Printed Name: Veronica Scudieri



WITNESSES:		                   SHWJ OIL & GAS CO., INC.:



   S/Ronnie Allen                                S/Joe Lanza
------------------------------             -----------------------------------
Printed Name: Ronnie Allen


   S/Mario Lanza
------------------------------
Printed Name: Mario Lanza